UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

AVISTA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	001-03701	91-0462470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 East Mission Avenue
Spokane, Washington		99202-2600
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 509 489-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AVA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 - Other Events

Item 8.01 Other Events.

On September 27, 2021, Avista Corporation (Avista Corp. or the Company) received an order from the Washington Utilities and Transportation Commission (WUTC or Commission) that approved the partial multi-party settlement agreement that was filed in June 2021, as well as resolves all other remaining issues in the Company's electric and natural gas general rate cases.

Based on the Company's proposal in its original filing, the Commission used certain tax credits to fully offset, for a two-year period, the base revenue increases it approved for the Company. Accordingly, customers billed rates will not change as a result of this case.

The approved rates are designed to increase annual base electric revenues by $13.6 million, or 2.6 percent, which reflects $30.6 million of power supply cost reductions, and annual natural gas base revenues by $8.1 million, or 7.7 percent, effective October 1, 2021. Overall, the WUTC's order approved recovery of capital additions including investments in advanced metering infrastructure, wildfire resiliency, joining the Western Energy Imbalance Market, and other projects. The Commission approved recovery for all capital investments included by Avista Corp. in this case, with the exception of certain Colstrip-related costs, including the disallowance of $2.5 million of costs associated with SmartBurn technology. In addition, the Commission did not allow recovery of certain other expenses for 2021 and 2022.

The WUTC order also approves the Company's request to defer incremental wildfire expenses incurred from January 1, 2021 to September 30, 2021, as well as the Company's use of a wildfire balancing account to track the level of expense associated with wildfire resiliency going forward.

The revenue increases are based on a 9.4 percent return on equity with a common equity ratio of 48.5 percent and a rate of return on rate base of 7.12 percent. The Company's original request was for a 9.9 percent return on equity with a common equity ratio of 50 percent.

The Company originally requested an increase in base electric revenues of $44.2 million and an increase in base natural gas revenues of $12.8 million. The Company's original base electric revenue increase included a reduction of $16.4 million in power supply costs. Subsequent to the original filings, power supply adjustments were made to reflect current market prices for fuel and purchased power as well as EIM benefits resulting in a further $14.2 million reduction to power supply costs. In addition to power supply cost reductions, there were reductions in the return on equity and the common equity ratio from the original filing and adjustments for other operating costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Avista Corporation
(Registrant)

Date:	September 30, 2021	By:	/s/ Mark T. Thies
Mark T. Thies Executive Vice President, Chief Financial Officer and Treasurer